Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRXADE HEALTH, INC.

TRxADE Health Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

First: The name of the Corporation is TRxADE Health Inc.

Second: That the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) be amended by amending and restating Article V, Subsection 3, thereof to read as follows:

3. REVERSE STOCK SPLIT OF OUTSTANDING COMMON STOCK

Effective as of the effective date of such Amendment as set forth below (the “Effective Time”), in a ratio to be determined by the Board, ranging from one-for-ten to one-for-one hundred, every [-] ([-]) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the “Old Capital Stock”), shall be automatically reclassified and combined into One (1) share of Common Stock (the “Reverse Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by [-] ([-]), subject to any adjustments for fractional shares as set forth below; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification. No fractional shares of capital stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share of capital stock to which a stockholder would otherwise be entitled, the Corporation shall issue that number of shares of capital stock as rounded up to the nearest whole share. The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock or the par value thereof as set forth above in the preceding paragraphs.”

Third: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective as of 10:30 a.m. EST on the 15th day of June 2023.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 15th day of June 2023.

TRXADE HEALTH, INC.

By:
Suren Ajjarapu
Chief Executive Officer

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